The Board of Directors
Ross Systems, Inc.

We consent to incorporation by reference in the registration statements (File Nos. 33-42036, 33-48226, 33-56584, 33-56584, 33-72168, 33-89128, 333-36745
and 333-44665) on Form S-8, and the registration statements (File Nos. 33-89504, 333-19619, 333-06053, 333-44363 and 333-47877) on Form S-3, of Ross
Systems, Inc. of our report dated August 18, 1995, except as to Note 14, which is as of September 18, 1996, relating to the consolidated statements of operations, shareholders' equity, and cash flows for the year ended June 30, 1995 of Ross Systems, Inc. and subsidiaries, and the related schedule, which report appears in the June 30, 1997, annual report on Form 10-K of Ross Systems, Inc.

                                              KPMG Peat Marwick LLP

Mountain View, California
April 29, 1998